As filed with the Securities and Exchange Commission on October 13, 2009

Registration No. 333-137111

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EBAY GMARKET CO., LTD.

(Exact name of registrant as specified in its charter)

The Republic of Korea	Not applicable
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

9th Floor

LIG Tower

649-11, Yeoksam-Dong

Gangnam-Gu

Seoul 135-912, Korea

(Address of principal executive offices)

Gmarket Inc. Stock Option Plan

(Full title of the plan)

CT Corporation System

111 8th Avenue

New York, NY 10011

(212) 894-8940

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copy to:

Francis Wheeler, Esq.

Cooley Godward Kronish LLP

380 Interlocken Crescent, Suite 900

Broomfield, CO 80021-8023

Tel: (720) 566-4000

Fax: (720) 566-4099

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

This post-effective amendment relates to the Registration Statement No. 333-137111 (the “Registration Statement”), filed on September 5, 2006, registering 14,851,863 common shares (“Common Shares”) of Gmarket Inc. (now known as eBay Gmarket Co., Ltd.) (the “Registrant”) for the Gmarket Inc. Stock Option Plan (the “Shares”). The Shares may be represented by the Registrant’s American Depositary Shares (“ADSs”).

Pursuant to the Share Allocation and Tender Offer Agreement, dated as of April 16, 2009, among eBay Inc., a Delaware corporation (“eBay”), eBay KTA (UK) Ltd., a company organized under the laws of the United Kingdom (the “Offeror”) and an indirect wholly owned subsidiary of eBay, and the Registrant, the Offeror commenced a tender offer to purchase all outstanding Common Shares and ADSs (together, the “Company Securities”) of the Registrant (the “Offer”). The initial offering period of the Offer expired on June 12, 2009, and the subsequent offering period of the Offer expired on July 20, 2009. The Company Securities acquired in the Offer, when combined with the 23,131,071 newly issued Common Shares that were issued to the Offeror on June 22, 2009, together represent approximately 99.6% of the outstanding Company Securities. Trading of the ADSs on the NASDAQ Global Select Market (“NASDAQ”) was suspended following the close of trading on June 15, 2009, and the voluntary delisting of the ADSs from NASDAQ was made effective as of July 5, 2009. The Registrant also intends to file a Form 15 to terminate the registration of the ADSs under Section 12(g) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and suspend its duty to file reports under Sections 13(a) and 15(d) of the Exchange Act.

In accordance with the undertaking made by the Registrant to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statement to withdraw from registration all unsold Shares previously registered under the Registration Statement and terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Seoul, Korea, on October 13, 2009.

EBAY GMARKET CO., LTD.

By:	/s/ YOUNG BAE KU
Young Bae Ku
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ YOUNG BAE KU Young Bae Ku	Chief Executive Officer (Principal Executive Officer) and Member of the Board of Directors (Representative Director)	October 13, 2009

/s/ IN YOUNG LEE In Young Lee	Finance Director (Principal Financial and Accounting Officer)	October 13, 2009

/s/ JAE HYUN LEE Jae Hyun Lee	Chairman of the Board of Directors	October 13, 2009

/s/ JOO MAN PARK Joo Man Park	Member of the Board of Directors (Representative Director)	October 13, 2009

/s/ NICHOLAS STAHEYEFF Nicholas Staheyeff	Member of the Board of Directors	October 13, 2009

/s/ JOHN DAVID MULLER John David Muller	Member of the Board of Directors	October 13, 2009

/s/ BRIAN H. LEVEY Brian H. Levey	Authorized Representative in the United States	October 13, 2009